EXHIBIT 10.19


                                MASTER AGREEMENT
                                       for
                            CASH MANAGEMENT SERVICES

This Master Agreement for Cash Management Services ("Agreement") is entered into this 17th day of February, 1999 between NORWEST BANK SOTA, NATIONAL ASSOCIATION (the "Bank") and the undersigned customer LTCAmerica Holding, Inc. ("the Company").

The Bank offers and provides certain cash management services to its commercial customers, and the Company anticipates that it will from time to time engage the Bank to perform all or some cash management services under this Agreement (the "Services").

The Bank and the Company agree:

1. SCOPE OF THE SERVICES. The Bank shall provide the Company with the cash management services set forth below and those additional Services subsequently agreed to by the Bank. The Services are described in general terms in separate writings which are specifically incorporated into this Agreement (the "Product Descriptions"). The Company agrees to the terms and conditions contained in the applicable Product Description(s); the Bank's user guide (the "Guide"), if any, for each Service it requests; and the Bank's terms and conditions applicable to each account affected by the Services (the "Account Terms"). Delivery and use of a Service shall be conclusively deemed to be agreement to the provisions contained in the applicable Product Description and Guide. The Bank may amend a Product Description, a Guide, or the Account Terms from time to time upon fourteen (14) days prior written notice. The Company acknowledges receiving a copy of the Account Terms and of the Product Description and Guide, if any, for the Services it has initially requested.

2. PERFORMANCE OF THE SERVICES. The Bank shall perform the Services in accordance with reasonable commercial standards applicable to the Bank's business, in conformity with rules, regulations or laws governing the activities of the Bank, and in accordance with this Agreement.

3. TERM. This agreement shall continue in effect unless terminated by either party upon sixty (60) days prior written notice. The Bank may immediately terminate this Agreement without notice to the Company if the Company files, or has filed against it, a petition under the U.S. Bankruptcy Code or a similar state or federal law. Each additional Service shall commerce within a reasonable time after the Bank agrees to provide it and shall continue in effect until terminated by written notice or termination of this Agreement.

4. SERVICE FEES; TAXES; INVOICE; PAYMENT. The Company agrees to pay the Bank for the Services in accordance with the Bank's fee schedule(s). The Bank may modify its fee schedule(s) at any time upon prior notice. The Company also agrees to pay an amount equal to any taxes applicable to the Services, however designated, exclusive of taxes

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         based on the net income of the Bank. Except as otherwise agreed in writing, all fees and taxes shall be charged monthly against the Company's accrued earnings allowance. The Bank may debit the Company's account(s) with the Bank for, or may bill the Company and the Company agrees promptly to pay, any amount by which the fees or taxes exceed such earnings allowance.

5. LIABILITY; INDEMNIFICATION. The Bank shall be responsible only for performing the Services as expressly provided for in this Agreement, and shall be liable only for claims, demands, judgements, expenses and losses incurred by the Company, its directors, officers, employees and agents directly resulting from the Bank's failure to perform in accordance with the Product Description and Guide or the negligence or intentional misconduct of the Bank or its affiliates and agents, in performing those Services (including reasonable attorneys' fees and legal expenses). The Bank shall have no liability for failure to perform or delay in performing the Services if such failure or delay-is due to circumstances beyond the Bank's reasonable control. Each party agrees to make reasonable efforts to prevent such occurrences. In no event shall the Bank have any liability for any consequential, special, punitive or indirect loss or damage. The Company shall promptly furnish proof of loss in written form to the Bank, and shall provide the Bank all reasonable assistance in recovering a loss. If the Company is reimbursed by or on behalf of the Bank, the Bank or its designee shall be subrogated to all rights of the Company. Except to the extent that the Bank is liable under the terms of this Agreement, the Company agrees to indemnify and hold the Bank, its directors, officers, employees and agents harmless form all claims, demands, judgements, and expenses (including their reasonable attorneys' fees and legal expenses) arising out of or in any way connected with the performance of the Services. The Bank and the Company agree that the provisions of this paragraph 5 shall survive termination of this Agreement

6. AFFILIATES. Present and future Bank affiliates may from time to time provide one or more Services under the terms of this Agreement. In that event, the Bank shall notify the Company that the affiliate has agreed to provide the Service(s), the term "Bank" shall include the affiliate with respect to the Service, and the Bank and the affiliate may share any information helpful in providing the Service. The Company acknowledges that its consent to the release of information is not a condition of doing business with the Bank or its affiliates.

7. GENERAL. The laws of the state in which the principal office of the particular Bank providing the Service is located shall govern for all purposes. This Agreement shall constitute the entire agreement between the Bank and the Company and supersede prior oral or written representations, conditions, warranties, understandings, proposals or agreements regarding the Services. Headings do not constitute a part of this Agreement. Any notice or other communication may be sent to the Company at its then current address on file with the Bank. The Bank and the Company will have reasonable time after receipt of any notice or other communication to act on it. No provision may be modified except in writing signed by the party against whom the modification is to be enforced. No waiver of any right on one occasion will be a waiver of the same or any

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         other right on a subsequent occasion. The Bank or the Company may assign this Agreement to any successor by merger, consolidation or corporate reorganization. Any invalidity, in whole or in part of any provision shall not affect the validity of any other provision. The Bank may grant credit to the Company in connection with the Services, but is not required to do so. Delivery and use of any informational Service occurs when the information is provided. The Bank may, without notice, refuse to honor any payment transfer or withdrawal order which would result in an overdraft, even if it has previously allowed overdrafts. The Bank may establish cut-off times, and may change those cut-off times upon reasonable notice to the Company. Unless specifically defined in the applicable Product Description or Guide, the term "banking day" means that part of a business day occurring prior to the cut off time stated in the Bank's funds availability policy, and the term "business day" means that part of every calendar day except Saturdays, Sundays and federal holidays, during which the Bank is open to the public for carrying on substantially all of its banking function. The Bank may disclose any information which in its opinion facilitates the performance of a Service. The Bank may at any time use agents and/or independent contractors to provide all or any portion of a Service upon reasonable notice to the Company.

The parties have caused this Agreement to be executed and warrant that their respective signatory, whose signature(s) appears below, has been and is on the date of the Agreement duly authorized by all necessary action in accordance with its governing instruments to execute this Agreement.


                  AGREED TO AND ACCEPTED BY.        AGREED TO AND ACCEPTED BY:

                  NORWEST BANK MINNESOTA,           LTCAMERICA HOLDING, INC.
                  NATIONAL ASSOCIATION              ("COMPANY")
                  ("BANK")

                  By: /s/ Larry M. Lange            By: /s/ Bradley E. Barks
                      ------------------                --------------------

                  Name: Larry M. Lange              Name: Bradley E. Barks

                  Title: Vice President             Title: Chairman and CFO

                  Date: February 18, 1999           Date: February 17, 1999

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                               PRODUCT DESCRIPTION
                           CONTROLLED DISBURSEMENT AND
                       OPTIONAL DEFERRED FUNDING SERVICES

This Product Description contains provisions which, in addition to the provisions contained in the Master Agreement for Cash Management Services entered into between the Bank and the Company (the "Agreement"), shall govern the controlled disbursement and optional deferred funding services to be provided by the Bank (the "Services").

1. Optional Deferred Funding Service. The Company may chose to use the deferred funding Service by separately notifying the Bank in writing.

2. Accounts. The Company will execute all documents necessary to establish and will maintain a checking account (the "Checking Account") with the Bank's affiliate separately identified in writing (the "Disbursing Bank"). The Company will obtain balance reporting services from the Bank or an affiliate and authorizes the Bank to access those services. The Company will also execute all documents necessary to establish and will maintain a transaction account with the Bank (the "Funding Account").

3. Determination of Amount of Presentment. Each banking day of the Disbursing Bank, ih-e Bank and the Company will determine, by means of the balance reporting service, the total dollar amount of checks drawn on the Checking Account that have been presented that day. If the Company has chosen to use the deferred funding Service and if a second Federal Reserve Bank presentment is made on any banking day, the Company will be notified of the total Dollar amount of checks that have been presented with each Federal Reserve Bank presentment.

4. Contingent Funding. If the daily, information is not available by the applicable deadline, the Company will use an estimate based on historical in-formation to determine tge amount that will be required to fund the Checking Account. If the Company over funds the Funding Account, earnings credit will be provided on the excess balances at the adjusted earnings credit rate. If the Funding Account is under funded and an overdraft is allowed, the Company will be charged for the amount of the overdraft at the borrowing rate separately agreed to by the Company and the Bank.

5. Transfer Funds to the Checking Account. Neither the Bank nor the Disbursing Bank intends to make a loan to the Company. Upon receipt of
         (a) notice of the total dollar amount of checks presented as described in Section 3, or (b) determination of an amount that will be required to fund as described in Section 4, the Bank is authorized to charge the Funding Account for the amount(s) and to transfer that amount to the Disbursing Bank in good and collected funds for credit to the Checking Account. If this occurs after a cut-off time established by the Bank, the Bank will make a good faith attempt to transfer sufficient funds to the Disbursing Bank prior to the close of that business day. However, the Bank shall not incur any liability as a result of the Disbursing Bank's nonpayment of a check, unless nonpayment results directly and proximately from the Bank's willful misconduct.

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6.       Deposit Funds to the Funding Account. Each banking day the Company will deposit good and collected funds to the Funding Account sufficient to cover the amount to be transferred in accordance with Section 5. The Bank may require that the funds be deposited to the Funding Account before the transfer is made. The Bank will determine the amount of good and collected funds in accordance with its applicable published funds availability policy. The Bank may require that any funds to be deposited under this Section 6 be deposited before funds are transferred to the Disbursing Bank. If (i) the Bank has transferred funds for credit to the Checking Account and the Company does not comply with this Section 6 or the Bank has reason to believe that the Company may not comply, or (ii) the Company has chosen to use the deferred funding Service, and the Bank has reason to believe that a deposit made by the Bank on behalf of the Company will be returned unpaid, the Bank is authorized to instruct the Disbursing Bank to return the funds. If the Company has chosen to use the deferred funding
         Service:

         6.1. For checks presented after the first Federal Reserve Bank presentment and prior to the Bank's cutoff time for presentment, the Bank will on behalf of the Company deposit sufficient funds to the Funding Account.

         6.2. Deposits made by the Bank on behalf of the Company, may be made at the Bank's discretion, by either depository transfer check or by an entry initiated through an automated clearinghouse (the "ACH").

         6.3. If a deposit is made by ACH, the Bank agrees to give the Company ledger credit on the day the entry is initiated; however, under the ACH rules, ledger credit is provisional and subject to revocation if settlement never becomes final.

7. Protection Against Counterfeit Checks. The Company and the Bank acknowledge that there is a growing risk of loss resulting from the increasing use of counterfeit checks. The Company recognizes that controlled disbursement customers are susceptible to losses from counterfeit checks. The Company is aware that the Bank offers, without charge, a service known as "Positive Pay" which is an effective means of controlling this risk. The Bank has advised the Company that if it does not use the Positive ray service, the Bank will be unable to prevent losses from counterfeit checks and the Company will be treated as having assumed the risk of those losses.